CANADA LIFE INSURANCE COMPANY OF NEW YORK

                          A wholly-owned subsidiary of
                       The Canada Life Assurance Company

                                  Home Office
                             500 Mamaroneck Avenue
                            Harrison, New York 10528
                                 (914) 835-8400

                             Annuity Service Office
                             6201 Powers Ferry Road
                             Atlanta, Georgia 30339
                                 (800) 905-1959

                               SELLING AGREEMENT

         AGREEMENT by and between Canada Life Insurance Company of New York
(CLNY), a New York Corporation, a wholly- owned subsidiary of The Canada Life Assurance Company of Canada; Canada Life of America Financial Services, Inc. (CLAFS), a registered broker-dealer with the Securities and Exchange Commission under the Securities Act of 1934 (the 1934 Act), and a member of the National Association of Securities Dealers, Inc. (NASD) and Seligman Financial Services Inc. (Seligman Financial) also a registered broker-dealer and member of the NASD;

________________________________________________________________________________

________________________________________________________________________________


(Selling Broker-Dealer), also a registered broker-dealer and member of the NASD; and

________________________________________________________________________________

________________________________________________________________________________

(General Agent).

                                I. INTRODUCTION

         WHEREAS, CLNY has issued certain annuity contracts, and these Contracts are registered under the Securities Act of 1933 (the 1933 Act) and the Investment Company Act of 1940 (the "1940 Act") (Contracts or Contracts collectively); and

         WHEREAS, CLNY has authorized CLAFS as principal underwriter and Seligman Financial as promotional agent to enter into agreements, subject to the consent of CLNY, with Selling Broker-Dealers and General Agents for the distribution of the Contracts; and

WHEREAS, CLNY and CLAFS have entered into a Promotional Agent Distribution Agreement with Seligman Financial that Seligman Financial shall secure duly qualified Selling Broker-Dealers and General Agents to CLNY and CLAFS for the distribution of the Contracts, refer these Selling Broker-Dealers and General Agents to CLNY for information in obtaining licenses, registrations and appointments to enable the registered representatives and producers of these Selling Broker-Dealers and General Agents to sell the Contracts, and provide educational meetings to familiarize these Selling Broker-Dealers and General Agents and their registered representatives and producers with the provisions and features of the Contracts; and

         WHEREAS, Selling Broker-Dealer and General Agent with to participate in the distribution of the Contracts;

         NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

                                II. APPOINTMENT

         Subject to the terms and conditions of this Agreement, CLNY and CLAFS hereby appoint _________________________ as Selling Broker-Dealer and ____________________________ as General Agent for the solicitation of applications for the purchase of the Contracts, and Selling Broker-Dealer and General Agent accept such appointment.

                   III. AUTHORITY AND DUTIES OF GENERAL AGENT

A. LICENSING AND APPOINTMENT OF PRODUCERS

         General Agent is authorized to appoint producers to solicit sales of the Contracts. General Agent warrants that all producers appointed by General Agent pursuant to this Agreement shall not solicit nor aid, directly or indirectly, in the solicitation of any application for any Contract until that producer is fully licensed under New York insurance laws and, in connection with securities regulated Contracts, is a fully registered representative of Selling Broker-Dealer. General Agent shall prepare and transmit the appropriate licensing and appointment forms to CLNY. General Agent shall pay all fees to New York insurance regulatory authorities in connection with obtaining necessary licenses and appointments for producers. All fees payable to New York regulatory authorities in connection with the initial CLNY appointment of producers who already possess necessary insurance licenses shall be paid by CLNY. Any renewal license fees due after the initial appointment and the current renewal, or between the last previous renewal and current renewal; otherwise, renewal fees shall be paid by General Agent. "Production" is defined as either a new issued Contract or an additional purchase payment on a previously issued Contract. General Agent shall periodically provide CLNY with a list of all producers appointed by General Agent when such producers are licensed in New York to solicit sales of the contracts. General Agent agrees to fulfill all requirements set forth in the General Letter of Recommendation attached as Exhibit A in conjunction with the submission of licensing and appointment papers for all applicants as producers submitted by General Agent.

B.       REJECTION OF PRODUCER

         CLAFS, or CLNY may, by written notice to General Agent, refuse to permit any producer the right to solicit applications for the sale of any of the Contracts, require General Agent to cause any producer to cease such solicitations or sales and cancel the appointment of any producer.

C. SUPERVISION OF PRODUCERS

         General Agent shall supervise any producers appointed pursuant to this Agreement to solicit sales of the Contracts and bear responsibility for all acts and omissions of each producer. General Agent shall comply with and exercise all responsibilities required by applicable federal and New York law and regulations. General Agent shall not be responsible for those supervisory responsibilities belonging to Selling Broker-Dealer under applicable securities laws which include, but are not limited to, supervising and training producers in their capacity as registered representatives. Nothing contained in this Agreement or otherwise shall be deemed to make any producer appointed by General Agent an employee or agent of CLNY, CLAFS or Seligman Financial. If the act or omission of a producer or any other employee of General Agent is the proximate cause of any claim, damage or liability (including reasonable attorneys' fees) to CLNY, CLAFS or Seligman Financial, General Agent shall be responsible and liable therefor.

         Before a producer is permitted to sell the Contracts, General Agent, Selling Broker-Dealer and producer shall have entered into a written agreement pursuant to which: 1) producer is appointed a producer of General Agent and a registered representative of Selling Broker-Dealer; 2) producer agrees that his or selling activities relating to securities regulated contracts shall be under the supervision and control of Selling Broker-Dealer and his or her selling activities relating to insurance regulated Contracts shall be under the supervision and control of General Agent; and 3) that producer's right to continue to sell such Contracts is subject to his or continued compliance with such agreement and any procedures, rules or regulations implemented by Selling Broker-Dealer or General Agent.

               IV. AUTHORITY AND DUTIES OF SELLING BROKER-DEALER

A. SUPERVISION OF REGISTERED REPRESENTATIVES

         Selling Broker-Dealer agrees that it has full responsibility for the training and supervision of all persons, including producers of General Agent, associated with Selling Broker-Dealer who are engaged directly or indirectly in the offer or sale of securities regulated Contracts. All such persons shall be subject to the control of Selling Broker-Dealer with respect to their securities regulated activities. Broker-Dealer shall: 1) train and supervise producers, in their capacity as registered representatives, in the sale of securities regulated Contracts 2) use its best efforts to cause such producers to qualify under applicable federal and New York laws to engage in the sale of securities regulated Contracts when required; 3) provide CLNY and CLAFS, to their satisfaction, with evidence of producers' qualifications to sell securities regulated Contracts; and 4) notify CLNY if any of such producers ceases to be a registered representative of Selling Broker-Dealer. Selling Broker-Dealer agrees that a producer must be a registered representative of Selling Broker-Dealer before engaging in the solicitation of any securities regulated Contracts and have entered into the written agreement more fully described in Section III, Paragraph C. CLNY and CLAFS shall not have any responsibility for the supervision of any registered representative or any other employee or affiliate of Selling Broker-Dealer. If the act or omission of a registered representative or any other employee or affiliate of Selling Broker-Dealer is the proximate cause of any claim, damage or liability (including reasonable attorney's fees) to CLNY, CLAFS or Seligman Financial, Selling Broker-Dealer shall be responsible and liable therefore.

         Selling Broker-Dealer shall fully comply with the requirements of the National Association of Securities Dealers, Inc. and of the Securities Exchange Act of 1934 and all other applicable federal or state laws. Selling Broker-Dealer shall establish such rules and procedures as may be necessary to cause diligent supervision of the securities activities of the producers. Upon request by CLNY or CLAFS, Broker-Dealer shall furnish such records as may be necessary to establish diligent supervision.

                    V. AUTHORITY AND DUTIES OF GENERAL AGENT
                           AND SELLING BROKER DEALER

A. CONTRACTS

The securities and insurance regulated Contracts issued by CLNY to which this Agreement applies are listed in Schedule I which may be amended from time to time by CLNY. CLNY, in its sole discretion, with prior or concurrent written notice to Selling Broker-Dealer and General Agent, may suspend distribution of any Contracts. CLNY also has the right to amend any Contracts at any time.

B. SECURING APPLICATION

         Each application for a Contract shall be made on an application form provided by CLNY, and all payments collected by Selling Broker-Dealer, General Agent or any registered representative and producer shall be remitted promptly in full, together with such application form and any other required documentation, directly to CLNY at the address indicated on such application or to such other address as may be designated. Selling Broker-Dealer and General Agent shall review all such applications for completeness. Check or money order in payment of such Contracts should be made payable to the order of "Canada Life Insurance Company of New York." All applications are subject to acceptance or rejection by CLNY in its sole discretion.

C. RECEIPT OF MONEY

         All money payable in connection with any of the Contracts, whether as premium, purchase payment or otherwise and whether paid by or on behalf of any contract owner or anyone else having an interest in the Contracts, is the property of CLNY and shall be transmitted immediately in accordance with the administrative procedures of CLNY without any deduction or offset for any reason including, but not limited to, any deduction or offset for compensation claimed by Selling Broker-Dealer or General Agent, unless there has been a prior arrangement for net wire transmissions between CLNY and Selling Broker-Dealer or General Agent.

D. NOTICE OF PRODUCER'S NONCOMPLIANCE

         Selling Broker-Dealer shall notify CLAFS and General Agent in the event a producer fails or refuses to submit to the supervision of Selling Broker-dealer or General Agent in accordance with this Agreement, the agreement between Selling Broker-Dealer, General Agent and producer referred to in
Section III, Paragraph C and Section IV, Paragraph A, or otherwise fails to meet the rules and standards imposed by Selling Broker-Dealer or its registered representatives or General Agent or its producers. Selling Broker-Dealer or General Agent shall also immediately notify such producer that he or she is no longer authorized to sell the Contracts, and both Selling Broker-Dealer and General Agent shall take whatever additional action may be necessary to terminate the sales activities of such producer relating to the Contracts.

E. SALES PROMOTION, ADVERTISING AND PROSPECTUSES

         No sales promotion materials, circulars, documents or any advertising relating to any of the Contracts shall be used by Selling Broker-Dealer, General Agent or any producers unless the specific item has been approved in writing by CLAFS and CLNY prior to use. Selling Broker-Dealer shall be provided by Seligman Financial, without any expense to Selling Broker-Dealer, with prospectuses and other material determined to be necessary for use relating to securities regulated Contracts. Nothing in these provisions shall prohibit Selling Broker-Dealer or General Agent from advertising life insurance and annuities on a generic basis.

                                VI. COMPENSATION

A. COMMISSIONS AND FEES

         Commissions and fees payable to Selling Broker-Dealer or General Agent in connection with the securities regulated Contracts shall be paid on behalf of CLAFS by CLNY to Selling Broker-Dealer or General Agent, or as otherwise directed or required by law. Commissions and fees payable to Selling Broker-Dealer, General Agent or producer in connection with the insurance regulated Contracts shall be paid by CLNY to Selling Broker-Dealer or General Agent, or as otherwise directed or required by law. Selling Broker-Dealer or General Agent, as applicable, shall pay producer. CLAFS will provide Selling Broker-Dealer and General Agent with a copy of CLNY's current Schedule I. Unless otherwise provided in Schedule I, commissions will be paid as a percentage of premiums or purchase payments (collectively, Payments) received in cash or other legal tender and accepted by CLNY on applications obtained by the various producers appointed by General Agent hereunder. Upon termination of this Agreement, all compensation to the Selling Broker-Dealer and General Agent hereunder shall cease. However, Selling Broker-Dealer and General Agent shall be entitled to receive compensation for all new and additional premium payments which are in process at the time of termination, and shall continue to be liable for any chargebacks pursuant to the provisions of said Contracts, Commissions and Fee Schedule, or for any other amounts advanced by or otherwise due CLAFS or CLNY hereunder.

B. TIME OF PAYMENT

         CLNY will pay any commissions due General Agent hereunder no later than within fifteen (15) days after the end of the calendar month in which Payments upon which such commission is based are accepted by CLNY.

C. AMENDMENT OF SCHEDULES

         CLAFS, CLNY and Seligman Financial may, upon at least ten (10) days' prior written notice to Selling Broker- Dealer and General Agent, change the Contracts, Commissions and Fee Schedule by written amendment of such Schedule. Any such change shall apply to compensation due on applications received by CLNY after the effective date of such notice.

D. PROHIBITION AGAINST REBATES

         CLAFS or CLNY may terminate this Agreement if Selling Broker-Dealer, General Agent or any producer of General Agent rebates, offers to rebate or withholds any part of any Payments on the Contracts. If Selling Broker-Dealer, General Agent or any producer of General Agent shall at any time induce or endeavor to induce any owner of any Contract issued hereunder to discontinue payments or to relinquish any such Contract, except under circumstances where there is reasonable grounds for believing the Contract is not suitable for such person, any and all compensation due Selling Broker-Dealer or General Agent hereunder shall cease and terminate.

E. INDEBTEDNESS AND RIGHT OF SET OFF

         Nothing contained in this Agreement shall be construed as giving Selling Broker-Dealer or General Agent the right to issue any indebtedness on behalf of CLNY, CLAFS or Seligman Financial. Selling Broker-Dealer and General Agent hereby authorize CLNY as agent of CLAFS to set off liabilities of Selling Broker-Dealer and General Agent to CLNY, CLAFS or Seligman Financial against any and all amounts otherwise payable to Selling Broker-Dealer or General Agent.

                            VII. GENERAL PROVISIONS

A. WAIVER

         Failure of any party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed to be, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

B. LIMITATIONS

         No party other than CLNY shall have the authority to: 1)make, alter, or discharge any Contract issued by CLNY; 2)waive any forfeiture or extend the time of making any Payments; or 3) enter into any proceeding in a court of law or before a regulatory agency in the name of or on behalf of CLNY. No party other than CLAFS and Seligman Financial, respectively, shall have the authority to: 1) alter the forms or substitute other forms in place of those prescribed by CLAFS or Seligman Financial; or 2) enter into any proceeding in a court of law or before a regulatory agency in the name of or on behalf of CLAFS or Seligman Financial.

C. FIDELITY BOND AND OTHER LIABILITY COVERAGE

         Selling Broker-Dealer and General Agent hereby assign any proceeds received from a fidelity bonding company, error and omissions or other liability coverage to CLNY, CLAFS or Seligman Financial, to the extent of their loss due to activities covered by the bond, policy or other liability coverage. If there is any deficiency amount, whether due to a deductible or otherwise, Selling Broker-Dealer or General Agent shall promptly pay such amount on demand. Selling Broker-Dealer and General Agent hereby indemnify and hold harmless CLNY, CLAFS and Seligman Financial from any such deficiency and from the costs of collection thereof (including reasonable attorneys' fees).

D. BINDING EFFECT

         This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective successors and assigns provided that neither Selling Broker-Dealer nor General Agent may assign this Agreement or any rights or obligations hereunder without the prior written consent of CLNY and CLAFS.

E. REGULATIONS

         All parties agree to observe and comply with the existing laws and rules or regulations of applicable local, state, or federal regulatory authorities and with those which may be enacted or adopted during the term of this Agreement regulating the business contemplated hereby in New York where the business described herein is to be transacted. Selling Broker-Dealer and General Agent shall promptly furnish to CLNY and CLAFS or their agent, any reports and information which the other party may reasonably request for the purpose of meeting their reporting and recordkeeping requirements under the insurance laws of New York, and under federal and state securities laws and rules of the NASD.

F. INDEMNIFICATION

         1) CLAFS agrees to indemnify and hold harmless Selling Broker-Dealer and General Agent, their officers, directors and employees, against any and all losses, claims, damages or liabilities to which they may become subject under the 1933 Act, the 1934 Act, or other federal or state statutory law or regulations, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements made not misleading in the registration statement for the

Contracts or any prospectus included as a part thereof, as from time to time amended and supplemented. Seligman Financial agrees to indemnify and hold harmless Selling Broker-Dealer and General Agent, their officers, directors and employees, against any and all losses, claims, damages or liabilities to which they may become subject under the 1933 Act, 1934 Act, or other federal or state statutory law or regulations, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements made not misleading in the registration statement for the shares of Seligman Portfolios Inc. (the "Fund") filed pursuant to the 1933 Act or any prospectus included as part thereof, as from time to time amended and supplemented.

         2) Selling Broker-Dealer and General Agent agree to indemnify and hold harmless CLAFS, CLNY and Seligman Financial, their affiliates and their officers, directors, and employees, against any and all losses, claims damages or liabilities to which they may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon: a) any oral or written misrepresentation by Selling Broker-Dealer or General Agent or their officers, directors, employees or agents unless such misrepresentation is contained in the registration statement for the Contracts or Fund Shares, any prospectus included as a part thereof, as from time to time amended and supplemented, or any advertisement or sales literature approved in writing by CLNY and CLAFS pursuant to Section V, Paragraph E, of this Agreement, or b) the failure of Selling Broker-Dealer or General Agent or their officers, directors, employees or agents to comply with any applicable provisions of this Agreement.

G. NOTICES

         All notices or communications shall be sent to the address shown in this Agreement or to such other address as the party may request, by giving written notice to the other parties.

H. GOVERNING LAW

         This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

I. AMENDMENT OF AGREEMENT

         CLNY reserves the right to amend this Agreement in writing at any time. The submission of an application for the Contracts by Selling Broker-Dealer or General Agent five or more business days after notice of any such amendment has been sent to the other parties shall constitute agreement to such amendments.

J. GENERAL AGENT AS BROKER-DEALER

         If Selling Broker-Dealer and General Agent are the same person or legal entity, such person or legal entity shall have the rights and obligations hereunder of both Selling Broker-Dealer and General Agent and this Agreement shall be binding and enforceable by and against such person or legal entity in both capacities.

K. COMPLAINTS AND INVESTIGATIONS

         General Agent, Selling Broker-Dealer, CLNY, and CLAFS and Seligman Financial agree to cooperate fully in the event of any regulatory investigation, inquiry or proceeding, judicial proceeding or customer complaint involving the Contracts. In furtherance of the foregoing: 1) each party will notify all other parties of any such investigation, inquiry, proceeding or complaint involving the Contracts or affecting the ability of a party to perform pursuant to this Agreement within 10 days of obtaining knowledge of the same; and 2) in the case of a customer complaint, the involved parties will consult with each other prior to sending any written response with respect to such complaint.

L. TERMINATION

         This Agreement may be terminated, without cause, by any party upon thirty (30) days' prior written notice; and may be terminated, for cause, by any party immediately; and shall be terminated if CLAFS and Seligman Financial or Selling Broker-Dealer shall cease to be a registered broker-dealer under the Securities Exchange Act of 1934 and a member of the NASD.

M. ADDRESS FOR NOTICES

         Address for Canada Life Insurance Company of New York
                 500 Mamaroneck Avenue
                 Harrison, New York 10583

         Address for Canada Life of America Financial Services, Inc.
                 6201 Powers Ferry Road, N.W.
                 Atlanta, Georgia 30339

         Address for Seligman Financial
                 100 Park Avenue
                 New York, New York 10017

Address For Selling Broker-Dealer                 Address for General Agent

  ______________________________                   ___________________________

  ______________________________                   ___________________________

  ______________________________                   ___________________________

         This Agreement shall be effective upon execution by General Agent and Selling Broker-Dealer, and delivery of the Agreement to CLNY or CLAFS.

Dated:________________________________

Canada Life of America, Financial        Seligman Financial Services, Inc.
Services, Inc.

By: /s/ Frank D'Ambra III   President     By: /s/ Stephen J. Hodgdon President
    ---------------------------------         --------------------------------
    Frank D'Ambra III                         Stephen J. Hodgdon

Canada Life Insurance Company of         _____________________________________
New York
                                          (General Agent (Please Print)
By: /s/ D. Allen Loney      President
    ---------------------------------
    D. Allen Loney
                                         By: __________________________________
                                          (Name and Title - Signature)

                                         ______________________________________
                                          (Selling Broker-Dealer Please Print)

                                         By: __________________________________
                                          (Name and Title - Signature)

                                   EXHIBIT A

                        GENERAL LETTER OF RECOMMENDATION

         General Agent hereby certifies to Canada Life Insurance Company of New York (CLNY) that all of the following requirements will be fulfilled in conjunction with the submission of licensing/appointment papers for all applicants as producers submitted by General Agent. General Agent will, upon request, forward proof of compliance with the same to CLNY in a timely manner.

1. We have made a thorough and diligent inquiry and investigation relative to each applicant's identity, residence and business reputation and declare that each applicant is personally known to us, has been examined by us, is known to be of good moral character, has a good business reputation, is reliable, is financially responsible and is worthy of a license. Each individual is trustworthy, competent and qualified to act as an agent for CLNY to hold himself out in good faith to the general public. We vouch for each applicant.

2. We have on file a U-4 Form which was completed by each applicant. We have fulfilled all the necessary investigative requirements for the registration of each applicant as a registered representative through our NASD member firm, and each applicant is presently registered as an NASD registered representative.

         The above information in our files indicates no fact or condition which would disqualify the applicant from receiving a license and all the findings of all investigative information is favorable.

3. We certify that all educational requirements have been met for the specific state in which each applicant is requesting a license, and that all such persons have fulfilled the appropriate examination, education and training requirements.

4. If the applicant is required to submit his or her picture and signature in the state in which he or she is applying for a license, we certify that those items forwarded to CLNY are those of the applicant.

5. We hereby warrant that the applicant is not applying for a license with CLNY in order to place insurance chiefly and solely on his or her life or property, lives or property of his or her relatives, or property or liability of his or her associates.

6. We certify that each applicant will receive close and adequate supervision, and that we will make inspection when needed of any or all risks written by these applicants, to the end that the insurance interest of the public will be property protected.

7. We will not permit any applicant to transact insurance as an agent until duly licensed therefor. No applicants have been given a contract or furnished supplies, nor have any applicants been permitted to write, solicit business, or act as an agent in any capacity, and they will not be so permitted until the certificate of authority or license applied for is received.

8. We certify that General Agent, Selling Broker-Dealer and applicant shall have entered into a written agreement pursuant to which a) applicant is appointed a producer of General Agent and a registered representative of Selling Broker-Dealer; b) applicant agrees that his or her selling activities relating to securities regulated contracts shall be under the supervision and control of Selling Broker-Dealer and his or her selling activities relating to insurance regulated Contracts shall be under the supervision and control of General Agent; and c) that applicant's right to continue to sell such Contracts is subject to his or her continued compliance with such agreement and any procedures, rules or regulations implemented by Selling Broker-Dealer or General Agent.

                                   SCHEDULE 1
                           STATEMENT OF COMPENSATION
                               AS OF APRIL, 1997
Subject to the terms and conditions of this Agreement, CLAFS will pay to Selling Firm compensation based upon the premiums and purchase payments received from such Selling Firm, in accordance with applicable law, in the percentages shown below: (Form 3099)

 FOR PRE-AUTHORIZED CHECK CASES - OWNER ISSUE AGE 0-80
POLICY YEARS                      BROKER-DEALER CONCESSION
 1-10                                      6.5%
11-15                                      6.5%
16+                                        1/5%


FOR OTHER THAN PRE-AUTHORIZED CHECK CASES - OWNER ISSUE AGE 0-80
POLICY YEARS                      BROKER- DEALER CONCESSION
 1-10                                      6.5%
11-15                                      6.5%
16+                                        1.5%

 ...............................................................................
FOR PRE-AUTHORIZED CHECK CASES - OWNER ISSUE AGE 81-84
POLICY YEARS                      BROKER-DEALER CONCESSION
 1-10                                      3.0%
11-15                                      3.0%
16+                                        1.5%

FOR OTHER THAN PRE-AUTHORIZED CHECK CASES - OWNER ISSUE AGE 81-84
POLICY YEARS                      BROKER- DEALER CONCESSION
 1-10                                      3.0%
11-15                                      3.0%
16+                                        1.5%

Service Fee at Annuitization if "internal" annuity rates    3.0% if payout = or (greater than) 10 yrs or a life annuity
are used.  Service Fee is only paid on annuitized pro-      and amount $0-1 million.
ceeds that are past any applicable surrender charge/        1.25% if amount over $1 million.
period.
                                                            2.0% if payout (less than) 10 yrs. & not a life annuity
                                                            and amount $0-1 million.
                                                            1.25% if amount over $1 million.

Page 2
Chargebacks; (i) In the event a contract is returned to CLNY pursuant to a "Free Look" provision, the full B/D concession paid thereon or retained by Selling Firm pursuant to net submission of premiumm or purchased payment shall be charged back to Selling Firm. (ii) Should any premium or purchase payment on any Contract issued by CLNY be refunded for any reason, Selling Firm shall repay or return B/D Concession received by it with respect to such premium or purchase payment. (iii) If a Contract was not issued as a result of failure by Selling Firm to submit to CLNY an application sufficient to satisfy state insurance laws or CLNY eligibility requirements then amounts paid to Selling Firm shall be returned or repaid. (iv) If a Contract was tendered to CLNY for redemption within ten business days of the date of activity then amounts paid to Selling Firm shall be returned or repaid. (v) For full or partial withdrawals from the Contract other than those made pursuant to a systematic and/or free withdrawal privilege: 100% of all B/D Concessions paid to Selling Firms on amount(s) withdrawn within 6 months of such amount(s) being paid to CLNY and 50% of all B/D Concessions paid to Selling Firm on amount(s) withdrawn from 7-12 months of such amount(s) being paid to CLNY shall be returned or repaid. (vi) For annuitizations within 6 months of issue, 100% of all B/D Concession paid to Selling Firm will be returned or repaid, offset by an amount from 1.25% to 3%, depending on the amount and duration of payout; and for annuitizations from months 7-12 after issue, 50% of all B/D Concession paid to Selling Firm shall be returned or repaid, offset by an amount from 1.25% to 3%, depending on the amount and duration of the payout. For any premium or purchase payment that has been in the Contract for more than 12 months, there shall be no charge back on B/D Concession. To the extent permitted by law, the amount so charged back may, at the option of CLNY, be set off against B/D Concession otherwise due to Selling Firm. In addition, such other compensation will be payable as are from time to time agreed by the parties to the foregoing Agreement and which is in accordance with applicable law, and will be added to this Schedule.

                               EXPENSE ALLOWANCE

Total compensation may consist of agent commissions, override and/or expense allowance.

If expense allowances are payable, they are subject to the following conditions and limitations:

1. Lapses and surrenders in the first year, and any returns of first year premium made by CLNY, will result in proportionate chargebacks of any expense allowances paid for said premiums.

2. No expense allowance will be used to effect compensation in excess of the limits of Section 4228 of the Insurance Law of New York.

3. No expense allowance will be due or payable after the termination of this Contract except for first year expense allowances for policies written prior to such termination.

4. Notwithstanding any of the other terms and conditions governing payment of expense allowances in this Contract, and to conform with the requirements of Section 4228 of the Insurance Law and the applicable regulations resulting therefrom and other governing sections of the law, the following will apply:

    a. The maximum expense allowance payments shall be such that when added to first year commissions, exclusive of overriding commissions not exceeding 5% of first year premiums, the total shall not exceed 91% of first year premiums for ordinary life and annuity policies and contracts other than single premium policies and contracts.

    b. The maximum expense allowance shall not exceed 100% of the commissions payable on single premium policies and contracts, or the overall 7% of premium limit.

In monitoring the maximum allowances rules in this paragraph 4, CLNY will apply those in a. and b., above, on a "per-policy" basis.